Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Wix.com Ltd. Amended and Restated 2013 Employee Stock Purchase Plan and the Wix.com Ltd. 2013 Incentive Compensation Plan of our report dated March 25, 2021 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Wix.com Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2020 filed with the Securities and Exchange Commission.

Tel Aviv, Israel May 10, 2021	/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global